EXHIBIT 5

                    Champion International Corporation
                            One Champion Plaza
                       Stamford, Connecticut 06921

                                                            August 21, 1997

Champion International Corporation
One Champion Plaza
Stamford, Connecticut  06921

Gentlemen:

         As Vice President and Secretary of Champion International Corporation (the "Company"), I am familiar with the Company's Registration Statement on Form S-8 being filed today (the "Registration Statement") with the Securities and Exchange Commission. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 5,000,000 shares (the "Common Shares") of the Company's Common Stock, $.50 par value, issuable pursuant to the Company's Savings Plan #077 and Savings Plan for Hourly Employees #158.

         I am a member of the Bar of the State of New York and express no opinion as to the laws, including without limitation laws relating to choice of law, of any jurisdiction other than the Federal laws of the United States of America and the laws of the State of New York.

         This opinion is delivered pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act.

         Based upon the foregoing, I am of the opinion that the Common Shares, when issued in accordance with the Company's Savings Plan #077 or Savings Plan for Hourly Employees #158, as the case may be, will be legally issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,

                                          /s/ Lawrence A. Fox
                                          Vice President and Secretary